Exhibit 99.1

Diffusion Pharmaceuticals Reports Second Quarter 2018 Financial Results and Provides Business Update

●	Enrollment continues in Phase 3 GBM brain cancer trial
●	Key European patent validated covering oral formulation of TSC
●	Preparing for Phase 2 stroke trial with in-ambulance administration of TSC

CHARLOTTESVILLE, Va. (August 13, 2018) – Diffusion Pharmaceuticals Inc. (Nasdaq: DFFN) (“Diffusion” or “the Company”), a clinical-stage biotechnology company focused on improving patient outcomes in unmet medical needs using its novel small molecule trans sodium crocetinate (TSC), reports financial results for the three months ended June 30, 2018 and provides a business update.

Commenting on the second quarter, David Kalergis, Chairman and Chief Executive Officer, said, “We have continued to screen and enroll patients with inoperable glioblastoma multiforme (GBM) into our INTACT Phase 3 pivotal trial.  Following the dose escalation run-in portion, this planned 236-patient study will enroll half the patients in the treatment arm consisting of standard-of-care radiation and chemotherapy plus TSC, and half in the control arm, which is standard-of-care alone.  We designed INTACT based on our Phase 2 study that demonstrated a nearly four-fold increase in overall survival at two years in inoperable GBM patients.”

Mr. Kalergis continued, “During the quarter, U.S. Patent 9,950,067 issued relating to methods of treating cancer using bipolar trans carotenoids including TSC. European patent 2575487 was validated for oral formulations of bipolar trans carotenoids and includes novel compositions in tablet, pill or capsule form. Further, US Patent 10,016,384, also relating to oral formulations of bipolar trans carotenoids, issued on July 10, 2018. We believe TSC holds great promise in treating a number of diseases in addition to cancer and are pleased to be able to protect a patient-friendly oral formulation suitable for more chronic uses.  Our intellectual property protection further supports the value of TSC as we discuss partnership opportunities in various indications and geographies.”

Diffusion is continuing preparations for a Phase 2 randomized, double-blind, placebo-controlled trial with TSC in acute stroke in cooperation with UCLA and the University of Virginia, and is in discussions with potential partners. Financing permitting, we expect to begin enrolling patients in early 2019 with data in about 18 months thereafter. The study calls for the administration of TSC by specially-trained Emergency Medical Technicians to ambulance-transported patients within two hours of the onset of a suspected acute stroke. In-ambulance administration could overcome the current severe timing delay in administering therapy to stroke victims, serving a market of up to 800,000 patients a year who suffer acute stroke.

Financial Results for the Three Months Ended June 30, 2018

We had cash and cash equivalents of $12.9 million as of June 30, 2018. We believe that our cash and cash equivalents will enable us to fund our obligated operating expenses and capital expenditure requirements into September 2019.

We recognized $1.4 million in research and development expenses during the three months ended June 30, 2018, compared with $1.2 million during the three months ended June 30, 2017. The increase was mainly attributable to a $0.8 million increase in expenses related to our Phase 3 GBM trial, offset by a $0.6 million decrease in expense associated with manufacturing costs.

General and administrative expenses for the three months ended June 30, 2018 were $1.7 million, compared with $1.8 million for the three months ended June 30, 2017. The decrease in general and administrative expense was primarily due to a $0.3 million decrease in professional fees, partially offset by an increase in salary and wages expense of $0.2 million.

Net cash used in operating activities for the first half of 2018 was $5.8 million, compared with $6.2 million during the same period in the prior year.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is a clinical-stage biotechnology company focused on improving patient outcomes in unmet medical needs using its novel small molecule trans sodium crocetinate (TSC). Diffusion is developing TSC for use in conditions where hypoxia (oxygen deprivation) is known to diminish the effectiveness of standard of care (SOC) treatments. In oncology, TSC targets the cancer's hypoxic micro-environment, re-oxygenating treatment-resistant tissue and making the cancer cells more vulnerable to the therapeutic effects of SOC treatments without the apparent occurrence of any serious side effects. In non-oncology indications, therapeutic benefit would be achieved directly through re-oxygenation of tissue threatened with cell death from hypoxia.

The INvestigation of TSC Against Cancerous Tumors (INTACT) Phase 3 randomized, controlled registration trial with TSC and SOC chemotherapy and radiation, compared with SOC alone in 236 patients who have been newly diagnosed with inoperable glioblastoma multiforme (GBM) brain cancer, is underway. In this study, TSC with concomitant temozolomide is being assigned to the first 8 subjects enrolled, and these patients will undergo radiation therapy plus temozolomide and TSC treatment through the normal six-week RT treatment period. During the subsequent temozolomide treatment period these subjects will be assigned TSC at ascending doses and studied in parallel for 2 full 28-day cycles. The Data Safety Monitoring Board will examine the resultant data and based on their observations may recommend the continued use of the starting TSC dose or another dose for those patients remaining to be randomized into the study.

A Phase 2 TSC clinical trial was completed in the second quarter of 2015 and evaluated 59 patients with newly diagnosed GBM. This open-label, historically controlled study demonstrated a favorable safety and efficacy profile for TSC combined with SOC, including a 37% improvement in overall survival compared with the control group at two years. A particularly strong efficacy signal was seen in the subset of inoperable patients where survival of TSC-treated patients at two years was nearly four-fold higher compared with the controls.

Due to its novel mechanism of action, TSC has safely re-oxygenated a range of tumor types in preclinical and clinical studies. Diffusion believes the therapeutic potential of TSC is not limited to specific tumors, thereby making it potentially useful to improve SOC treatments of other life-threatening cancers. Additional studies under consideration include Phase 2 trials in pancreatic cancer and brain metastases, with study initiation subject to receipt of additional funding or collaborative partnering. The Company also believes that TSC has potential application in other indications involving hypoxia including stroke, where the Company recently announced its Pre-Hospital Ambulance Stroke Trial - TSC (PHAST-T) study to be conducted in co-operation with the University of California Los Angeles (UCLA) and the University of Virginia (UVA) to test TSC in stroke patients in an in-ambulance clinical trial setting.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations and intentions with respect to future operations and products, the potential of the company's technology and product candidates, the anticipated timing of future clinical trials, and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the company's actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include: general business and economic conditions; the company's need for and ability to obtain additional financing; and the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance, and the various risk factors (many of which are beyond Diffusion’s control) as described under the heading “Risk Factors” in Diffusion’s filings with the United States Securities and Exchange Commission. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

David Kalergis, CEO

Diffusion Pharmaceuticals Inc.

(434) 220-0718

dkalergis@diffusionpharma.com

or

LHA Investor Relations

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com

-Tables to follow-

Diffusion Pharmaceuticals Inc.

Consolidated Balance Sheets

(unaudited)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$12,934,703	$8,896,468
Prepaid expenses, deposits and other current assets	772,736	769,946
Total current assets	13,707,439	9,666,414
Property and equipment, net	405,925	460,652
Intangible asset	8,639,000	8,639,000
Goodwill	6,929,258	6,929,258
Other assets	262,214	450,491
Total assets	$29,943,836	$26,145,815
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Current portion of convertible debt	$—	$550,000
Accounts payable	175,772	511,956
Accrued expenses and other current liabilities	512,246	1,628,851
Total current liabilities	688,018	2,690,807
Deferred income taxes	1,955,746	2,223,678
Other liabilities	—	1,386
Total liabilities	2,643,764	4,915,871
Commitments and Contingencies
Convertible preferred stock, $0.001 par value:
Series A - 13,750,000 shares authorized at both June 30, 2018 and December 31, 2017. No shares and 12,376,329 shares issued at June 30, 2018 and December 31, 2017, respectively. No shares and 8,306,278 outstanding at June 30, 2018 and December 31, 2017, respectively.	—	—
Total convertible preferred stock	—	—
Stockholders’ Equity:
Common stock, $0.001 par value:
1,000,000,000 shares authorized; 50,572,001 and 14,519,629 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively.	50,571	14,520
Additional paid-in capital	94,883,532	82,770,313
Accumulated deficit	(67,634,031)	(61,554,889)
Total stockholders' equity	27,300,072	21,229,944
Total liabilities, convertible preferred stock and stockholders' equity	$29,943,836	$26,145,815

Diffusion Pharmaceuticals Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$1,391,113	$1,179,544	$3,216,681	$2,187,115
General and administrative	1,660,630	1,795,886	3,158,469	3,349,025
Depreciation	26,709	5,790	54,727	12,393
Loss from operations	3,078,452	2,981,220	6,429,877	5,548,533
Other expense (income):
Interest (income) expense, net	(45,339)	18,889	(82,803)	74,608
Change in fair value of warrant liabilities	—	(23,387,850)	—	(10,468,176)
Warrant related expenses	—	—	—	10,225,846
Other financing expenses	—	—	—	2,870,226
(Loss) income from operations before income tax benefit	(3,033,113)	20,387,741	(6,347,074)	(8,251,037)
Income tax benefit	(267,932)	—	(267,932)
Net (loss) income	$(2,765,181)	$20,387,741	$(6,079,142)	$(8,251,037)
Accretion of Series A cumulative preferred dividends	—	(487,460)	(85,993)	(546,305)
Deemed dividend related to the make-whole provision for the conversion of Series A preferred stock into common	—	—	(8,167,895)	—
Net (loss) income attributable to common stockholders	$(2,765,181)	$19,900,281	$(14,333,030)	$(8,797,342)
Per share information:
Net (loss) income per share of common stock, basic	$(0.05)	$0.88	$(0.31)	$(0.83)
Net (loss) income per share of common stock, diluted	$(0.05)	$(1.00)	$(0.31)	$(1.56)
Weighted average shares outstanding, basic	50,546,021	10,828,063	46,357,478	10,582,521
Weighted average shares outstanding, diluted	50,546,021	13,872,632	46,357,478	12,339,386

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